Exhibit 8.2

June 14, 2007

RSB Bondco, LLC
Suite 202
103 Foulk Road
Wilmington, Delaware 19803

Re:           RSB Bondco LLC, Rate Stabilization Bonds;
Opinion as to Certain Maryland State Tax Matters

Ladies and Gentlemen:

We have acted as special Maryland state income tax counsel to Baltimore Gas and Electric Company (“BGE”) and RSB Bondco, LLC (the “Issuer”) in connection with the Issuer’s proposed issuance and sale of its Rate Stabilization Bonds (the “Rate Stabilization Bonds”) to be offered as described in the base prospectus and the prospectus supplement (collectively, the “Prospectus”) included in the registration statement on Form S-3 (Registration Statement No. 333-141366) filed by BGE and the Issuer with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 with respect to the Rate Stabilization Bonds (such registration statement as amended to the date hereof, the “Registration Statement”).

You have requested our opinion regarding certain Maryland tax consequences relating to the issuance of the Rate Stabilization Bonds.  In rendering the opinions contained herein, we have examined the Prospectus, the forms of the operative documents included as exhibits to the Registration Statement (the “Operative Documents”), and such other documents, corporate records, statements and representations made by officers and other representatives of BGE and the Issuer, and other matters of fact and law, as we have deemed necessary or appropriate for purposes of rendering the opinions expressed below.  In rendering those opinions, we have assumed that the Rate Stabilization Bonds will be issued in accordance with the terms of the Operative Documents and as otherwise described in the Prospectus and that all other transactions relating to the issuance of the Rate Stabilization Bonds that are described in the Prospectus will be consummated as described therein.  In expressing our opinions, we have also assumed that the statements set forth in the Prospectus under the sections captioned “Material U.S. Federal Income Tax Consequences” are correct and we are, with your permission, relying on the opinion of Thelen Reid Brown Raysman & Steiner LLP of even date herewith, and being filed as Exhibit 5.1 to the Registration Statement, regarding certain U.S. federal income tax matters.

Our opinions in numbered paragraphs 1 through 3 below are based on certain legislation enacted in the State of Maryland to enable and to facilitate the issuance of the Rate Stabilization Bonds.

10 Light Street, Baltimore, MD 21202-1487 ● 410.727.6464 ● Fax: 410.385.3700 ● www.milestockbridge.com

Cambridge, MD ● Columbia, MD ● Easton, MD ● Frederick, MD ● McLean, VA ● Rockville, MD ● Towson, MD

RSB Bondco, LLC
June 14, 2007

Administrative action taken, or administrative interpretations or rulings or judicial decisions promulgated or issued, subsequent to the date of this letter may result in tax consequences different than are anticipated by our opinions herein.  Our opinions in numbered paragraphs 1 through 3 below are also based on Maryland tax statutes and regulations in effect as of the date of this letter.  Administrative action taken, or administrative interpretations or rulings or judicial decisions promulgated or issued, subsequent to the date of this letter may result in tax consequences different than are anticipated by our opinions herein.

Our opinions are not binding on any taxing authority or any court, and there can be no assurance that contrary positions may not be taken by any taxing authority or any court.

Based on the foregoing, subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.
The statements set forth in the Prospectus under the sections captioned “Material U.S. Federal Income Tax Consequences” and “Material Maryland Tax Consequences,” to the extent they constitute matters of Maryland state income tax law or legal conclusions with respect thereto, are correct in all material respects.

2.
Pursuant to Sections 10-107 and 10-819 of the Maryland Tax-General Article, assuming that the Issuer has not made and will not make an election to be treated as an association taxable as a corporation under Section 301.7701-3(a) of the United States Treasury Regulations, and assuming that the Issuer will not be subject to income tax as an entity separate from BGE for United States federal income tax purposes, the Issuer will not be subject to Maryland state income tax as an entity separate from BGE.

3.
Pursuant to Sections 10-107, 10-203, 10-206 and 10-304 of the Maryland Tax-General Article, and assuming that the Rate Stabilization Bonds will be treated as debt obligations of BGE for United States federal income tax purposes, the Rate Stabilization Bonds will be treated as debt obligations of BGE for Maryland state income tax purposes.

We express no opinion as to the laws of any state or jurisdiction other than, and our opinions expressed herein are limited to, the laws of the State of Maryland.

The opinions set forth herein are being furnished by us to you solely for your benefit in connection with the issuance by the Issuer of the Rate Stabilization Bonds, and may not be relied on, used, circulated, quoted from or otherwise referred to by any other person or for any other purpose without our prior written consent.  However, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Prospectus under the section captioned “Material Maryland Tax Consequences.”  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations

RSB Bondco, LLC
June 14, 2007

of the Commission thereunder.  The opinions set forth herein are limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

Very truly yours,

Miles & Stockbridge P.C.

By:	/ S / Harold Altscher
Principal